Exhibit 99.1

ENGLISH TRANSLATION

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

*** INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL

TREATMENT REQUEST THAT IS FILED SEPARATELY WITH THE COMMISSION

LOAN AGREEMENT No. 110100/R1

between the state corporation “Bank for Development and Foreign Economic Affairs

(Vnesheconombank)” and Eco Telecom Limited

Moscow	29 October 2008

The state corporation “Bank for Development and Foreign Economic Affairs (Vnesheconombank)” hereinafter referred to as the “Bank”, represented by the Deputy Chairman Mr. Anatoliy B. Ballo acting by virtue of the power of attorney dated 24 December 2007 No. 484/150000, registered in the notary register of the notary T.A. Kolodezeva with number No. 4B-679, being one party, and

Eco Telecom Limited, (with registration number 79038 and address at: 10/8, International Commercial Centre, Casemates Square, Gibraltar) hereinafter referred to as the “Borrower”, represented by Marina Gennadievna Kushnareva, acting by virtue of the Charter, being the other party, the Bank and the Borrower are hereinafter collectively referred to as the “Parties”, and separately as a “Party”,

made the Loan Agreement No.110100/R1, hereinafter referred to as the “Agreement”, to the following effect.

Article 1. Subject Matter of the Agreement.

1.1. The Bank undertakes to grant funds to the Borrower in the amount of Two Billion 00/100 (2,000,000,000.00) US Dollars (the “Loan”) for refinancing the following obligations of the Borrower to Deutsche Bank AG London Branch:

•

One Billion Five Hundred Million 00/100 (1,500,000,000.00) US Dollars under the Indenture with Series A Floating Bonds between the Borrower (the “Issuer”), Altimo Holdings and Investments Limited (the “Trustee”), Deutsche Bank AG London Branch (the “Calculation Agent”) and Deutsche International Corporate Services Limited (the “Trustee”) No. n/a, dated 9 March 2007 (the “Tranche A”);

•

Five Hundred Million 00/100 (500,000,000.00) US Dollars under the Indenture related to Series B Floating Bonds between the Borrower (the “Issuer”), Altimo Holdings and Investments Limited (the “Trustee”), Deutsche Bank AG London Branch (the “Calculation Agent”) and Equity Trust Services Limited (the “Trustee”) No. n/a, dated 8 November 2007 (the “Tranche B”), and the Borrower undertakes within the term stipulated hereunder to repay the Loan, pay interest on the Loan to the Bank, and perform the other obligations under this Agreement in accordance with the terms envisaged hereunder.

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

Article 2. Terms and Manner of Loan Disbursement.

2.1. Loan disbursement in the amount, specified in clause 1.1. of the Agreement, shall be performed on the one-off basis to the US$ current account of the Borrower No. ***, set up with the Bank, within the period up to and inclusive of 30 October 2008 by virtue of the written application of the Borrower with reference to the number and the date of the Agreement, specifying the amount, date and purpose for provision of the funds, presented by the Bank, by one (1) business day before the Loan disbursement, signed by the authorised persons of the Borrower and under the Borrower’s stamp.

2.2. The Loan shall be provided by the Bank after the following conditions precedent have been met:

2.2.1. documents as may be required to open a Borrower’s loan account have been provided;

2.2.2. the Borrower has opened with the Bank a settlement account in US dollars, and the Bank has been granted the right to directly debit the settlement account opened with the Bank throughout the term of this Agreement:

2.2.3. a certified extract from the decision of the Borrower’s authorized management body approving the transaction to obtain the Loan in accordance with the rules of the Borrower’s country of incorporation (if required) has been made available;

2.2.4. a certified extract from the decision of the Borrower’s authorized management body approving the transaction involving the making with the Bank of a pledge agreement in respect of voting shares in OJSC “VimpelCom” (OGRN 1027700166636, 125083, Moscow, Vos’moe Marta str., build. 14) in the amount of 44% (forty four percent), including 12,563,782 (twelve million five hundred sixty three thousand seven hundred eighty two) of ordinary shares (state registration code 1-02-0027-A, with nominal value of RUR 0.005), 6,426,600 (six million four hundred twenty six thousand six hundred) of preferred shares (state registration code 2-01-00027-A, with nominal value of RUR 0.005) and 128,020,325 (one hundred twenty eight million twenty thousand three hundred twenty five) of American depositary receipts (with nominal value— 1/20 of a share), further referred to as the “Shares”, in accordance with the rules of the Borrower’s country of incorporation (if required);

2.2.5. the Borrower has provided documents required to open a deposit account with the Bank’s Depository and opening of the a deposit account with the Bank’s Depository to record the Shares;

2.2.6. a legal opinion of a legal advisor satisfactory to the Bank has been provided to confirm the legal capacity and authority of the Borrower to enter into this Agreement and the legal capacity and authority of an authorized signatory of the Borrower to sign this Agreement;

2.2.7. a legal opinion of a legal advisor satisfactory to the Bank has been provided to confirm the legal capacity and authority of the Borrower to enter into a pledge agreement with the Bank in respect of the Shares and the legal capacity and authority of an authorized signatory of the Borrower to sign the pledge agreement;

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

2.2.8. the Bank has received a copy certified by the Borrower of a duly executed written demand from Deutsche Bank AG London Branch for early repayment by the Borrower of any amounts owing under the Tranche A and the Tranche B mentioning the indebtedness in relation to the principal amount outstanding under the Tranche A and the Tranche B together with the interests, fees and other expenses provided for by the conditions of Tranche A and Tranche B as of the date of the provision of the Loan.

2.2.10. the Borrower has submitted an application requesting that funds from the Borrower’s account opened with the Bank should be transferred to Deutsche Bank AG London Branch specifying that the payment is to be made “for the purpose of early repayment of debts owing under the principal amount of the Tranche A and the Tranche B” (and an application requesting that funds from the Borrower’s USD account opened with the Bank should be transferred to Deutsche Bank AG London Branch bank specifying that the payment is to be made to repay the accrued interests, fees and other expenses due under Tranche A and Tranche B;

2.2.11. a fee for making the Loan available in the amount of *** US Dollars has been paid;

2.2.12. a copy of a duly exercised letter(s) on state of the account No. 172889 and the account No. 172849 opened on the Borrower with The Bank of New York has been provided to confirm that the charge was given in favour of Deutsche Bank AG London Branch over the Shares, owned by the Borrower as of the time of entering into this Agreement;

2.2.13. a legal opinion of a legal advisor satisfactory to the Bank has been provided to confirm the legal capacity and authority of Altimo Holdings & Investments Ltd (BVI) (with the registration number 178274, at Trident Chambers, 1, Wicams Key, Road Town, Tortola, British Virgin Islands) (the “Guarantor”) to enter into a guarantee agreement with the Bank (with the joint liability of the Guarantor);

2.2.14. a certified copy of the extract from the decision of the Guarantor’s authorized management body approving the transaction involving the entering into the guarantee agreement (with the joint liability of the Guarantor) in accordance with the rules of the Guarantor’s country of incorporation (if required);

2.2.15. the guarantee agreement with the Guarantor whereby the Guarantor shall be severally and jointly liable for the payment obligations of the Borrower hereunder has been made and entered into force.

2.3. The Loan shall be deemed to be made available on the date when the Loan amount is credited to the Borrower’s account number *** opened with the Bank in accordance with the provisions of clauses 2.1 and 2.2 of this Agreement.

2.4. The Borrower hereby confirms that it has all powers and authority required to obtain and repay the Loan and perform any other obligations hereunder and that it does not need to obtain any further permission or consent to do so.

The Bank is unaware of any representations or assurances on the part of the Borrower being untrue or invalid.

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

Entering into and performance of the obligations under this Agreement will not cause the default by the Borrower under the other transactions entered into by the Borrower.

Article 3. Repayment of the Loan.

3.1 The Borrower undertakes to repay the Loan in accordance with the following schedule:

•	One Billion Five Hundred Million 00/100 (1,500,000,000.00) US Dollars shall be paid in *** months from the date of this Agreement; and

•	Five Hundred Million 00/100 (500,000,000.00) US Dollars shall be paid in *** months from the date of this Agreement.

The Bank is entitled to extend the time limits for repayment of a portion of the Loan in the amount of One Billion Five Hundred Million 00/100 (1,500,000,000.00) US Dollars for up to ***, provided that the Bank receives a written application from the Borrower requesting that the term of the above portion of the Loan be so extended at least thirty (30) calendar days prior to the repayment date thereof set in accordance with this clause 3.1 of this Agreement.

3.2. The payment obligations of the Borrower under this Agreement shall be deemed to be performed as of the date when the Bank directly debits funds from the Borrower’s settlement account in US dollars opened with the Bank and/or the date when the funds are credited to the Bank’s correspondent account to be further applied towards the final repayment of any amounts owing under the Loan, payment of interest on the Loan amount (the “Interest”), any fees provided for by the terms and conditions hereof, and fines (penalties) specified in clause 7 of this Agreement, as well as any and all costs incurred by the Bank in connection with performing this Agreement as provided for by clauses 3.4 and 3.7 of this Agreement.

3.3. The Bank may unilaterally change payment instructions (bank details) in connection with repayment of the Loan and/or payment of the Interest and/or fees and/or fines by giving a written notice thereof to the Borrower at least three (3) calendar days prior to a respective due date of repayment of the Loan and/or payment of the Interest and/or fees and/or fines.

If a date of repayment of the Loan and/or payment of the Interest and/or fees and/or fines calculated in accordance with the terms and conditions of this Agreement falls on a day which is not a business day or is an official holiday in the Russian Federation or the United States of America, the Loan shall be repaid and/or the Interest and/or fees shall be paid (as the case may be) on the next following business day.

3.4. On a due date of repayment of the Loan and/or payment of the Interest and/or fees and/or fines (penalties), the Bank may directly debit an amount of the Loan to be so repaid and/or an amount of the Interest and/or fees and/or fines (penalties) to be so paid (as the case may be) from the Borrower’s settlement account in US dollars opened with the Bank.

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

In the event that the Bank directly debits funds from Borrower’s settlement account opened with the Bank, the Bank shall notify the Borrower thereof at the day of performance of such debit transaction by sending a fax (with a confirmation of transmission generated by the fax machine) at: (495) 981 44 48.

In the event of repayment of the Loan and/or payment of the Interest and/or fees and/or fines (penalties) in any currency other than US dollars or in the event of a change in the Russian legislation preventing the Borrower from repaying the Loan and/or paying the Interest and/or fees and/or fines (penalties) in US dollars, respective amounts shall be converted into US dollars at the exchange rate set by the Bank on a daily basis in respect of its customer transactions. For that purpose the Borrower undertakes to reimburse any and all conversion costs to the Bank for the Borrower’s own account.

Should there be no funds in the Borrower’s settlement account opened with the Bank or should the funds in such account be insufficient, the Borrower shall be obliged to repay the Loan and/or pay the Interest and/or fees and/or fines (penalties) by transferring funds to the Bank’s correspondent account.

3.5. The Bank shall apply the funds received from the Borrower to repay the Loan and/or pay the Interest and/or fees and/or fines (penalties) towards any amounts owing under this Agreement in the following priority order:

•	fees and costs relating to the performance of this Agreement as stated in clauses 3.4 and 3.7 hereof;

•	fines (penalties) and penal sums specified in clause 7.3 of this Agreement (if any);

•	overdue amounts owing in relation to the Interest (if any);

•	overdue amounts owing in relation to the Loan (if any);

•	any Interest amounts that are not overdue; and

•	any Loan amounts that are not overdue.

3.6. The Borrower may repay the Loan early (whether in full or in part) by sending a written notice to the Bank’s address of such early repayment specifying an amount to be so repaid and a proposed date of such early repayment at least twenty (20) business days prior to such date.

The Borrower’s notice of his intention to repay the Loan early (whether in full or in part) shall be irrevocable and shall impose the obligation on the Borrower to early repay the same.

3.7. The Borrower undertakes to reimburse the Bank for any telegraph, telecommunication, and postal charges in accordance with current schedules of such charges, and other documented costs as may be incurred by the Bank in connection with its performance of this Agreement, upon the first written demand of the Bank, within five (5) business days from the date of receipt of such written demand, by transferring funds to the Bank’s correspondent account.

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

Article 4. Procedure for Calculating and Paying Interest.

4.1. The Borrower undertakes to pay Interest for the use of the Loan proceeds to the Bank. The Interest shall accrue on any amounts owing under the Loan for the entire period starting from the day immediately following the date when the Loan is made available set forth in accordance with clause 2.3 of this Agreement till the date of actual repayment of the Loan (inclusive of such date).

The Interest shall be calculated in accordance with the requirements of Regulation No. 39-P dated 26 June 1998 of the Bank of Russia “On Procedure for Calculating Interest in Relation to Transactions Involving Raising and Deploying Funds by Banks”.

4.2. The interest rate under this Agreement shall be set as follows:

•	in respect of One Billion Five Hundred Million 00/100 (1,500,000,000.00) US Dollars owing under the Loan – LIBOR + *** percent per annum; and

•	in respect of Five Hundred Million 00/100 (500,000,000.00) US Dollars outstanding under the Loan – LIBOR + *** percent per annum;

where LIBOR means an offered rate in relation to deposits in US dollars for a term of 12 months, respectively, as shown on the LIBOR01 page in the REUTERS information system as at 11:00 am (London time) on the date when the Loan is made available (in case of the first interest period) or before the commencement date of an interest period (starting from the second interest period).

4.3. Each subsequent interest period is equal to three (3) months.

The Interest shall be paid on the last day of each interest period set in accordance with this clause.

4.4. The Bank shall advise the Borrower (by mail or by fax) of an exact amount of Interest due to be paid at least five (5) business days prior to the payment of such Interest.

Article 5. Additional Obligations of the Borrower.

5.1. The Borrower unconditionally undertakes:

5.1.1. To provide the Bank:

(a) within fifteen (15) business days from the date of approval thereof by a authorised body, with copies of its annual accounts prepared in accordance with the laws of the country of its incorporation;

(b) annually, within fifteen (15) business days from the date of receiving the same, with an audit report issued by an audit firm acceptable for the Bank in relation to the Borrower’s annual accounts; and

(c) with any other financial statements within fifteen (15) business days from the date when the Bank send a respective request for such financial statements by fax (with a confirmation of transmission generated by the fax machine) at: (495) 981-44-48;

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

5.1.2. To inform the Bank of any change in its bank details, the name or address within five (5) business days from the date of such change and provide the Bank, within one (1) month from the date when the Borrower advises the Bank of any such change, with respective documents confirming registration of such change;

5.1.3. in the event of occurrence of any of the following circumstances which may result in the Borrower’s failure to perform its obligations under this Agreement, to promptly inform the Bank of such circumstances if the Borrower is aware or should be aware of the same, and of any measures taken by the Borrower to comply with all terms and conditions hereof despite of the occurrence of such circumstances:

•	a decision has been made which may result in liquidation or reorganisation of the Borrower; or

•	a court accepts a petition requesting that the Borrower be declared insolvent (bankrupt);

5.1.4. not to disclose any terms and conditions of this Agreement to any third parties, except for the cases expressly provided for by the Russian legislation and the legislation of the Borrower’s country of incorporation, disclosure to the auditors, professional advisors and counsels, bank-lenders, shareholders of the Borrower, state authorities and self-regulating organisations (stock exchanges etc.) in accordance with their rules;

5.1.5. not to pass any resolution on reorganization or liquidation of the Borrower without prior designation of a legal successor (which should be satisfactory to the Bank) of the Borrower in respect of its obligations under this Agreement, and not to perform any actions which may result in the Borrower’s being unable to perform its payment obligations under this Agreement;

5.1.6. no later than on the 3rd business day from the day of extension of the Loan, to provide the Bank with a written confirmation from Deutsche Bank AG London Branch confirming that the Borrower has performed its obligations under the Tranche A and the Tranche B in full;

5.1.7 no later than on the 5th business day from the day of this Agreement provide duly executed letter(s) on the state of the account No. 172889 and the account No. 172849 opened on the Borrower with The Bank of New York confirming the release of the charge over the Shares;

5.1.8. no later than on the 15th business day from the date of this Agreement to transfer the Shares to the deposit account opened on the Borrower with the Depository of the Bank;

5.1.9. no later than on the 20th business day from the day of this Agreement to enter into the pledge agreement in respect of the Shares and to provide an extract from the deposit account of the Borrower opened with the Depository of the Bank to confirm the existence of the charge over the Shares in favour of the Bank;

5.1.10. to ensure obtaining prior written approval of the Bank in respect of the following: (1) entering amendments into the Charter related to the alteration of the charter capital amount and the respective amounts and percentages of the members’ shareholdings; (2) entering into

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

transactions related to any encumbrance, disposal or potential disposal of its assets or any other actions which result or may result in a decrease in the market value of any property of the Borrower by an amount exceeding 10% of the book value of the Borrower’s assets as determined with reference to its accounts as of the most recent accounts date; (3) save for raising funds to repay in full the debt under the Agreement, the terms and conditions of borrowings from third parties and the forms of security under the prospective loans and facilities, including in the form of securities issues, and entering amendments into the terms and conditions of earlier obtained loans and facilities; (4) issuing guarantees in favor of third parties; (5) granting loans to third parties and ant security thereunder; (6) making decisions on the establishment of new legal entities (subsidiaries); (7) making decisions on the reorganization or liquidation of the Borrower without preliminary nomination of a successor acceptable to the Bank to assume the obligations of the Borrower under the Loan Agreement; (8) making decisions related to the acquisition, disposal or potential disposal of shares, units, or participation interests in the charter capital of other commercial organizations;

5.1.11. no later than on 1 April 2009 to agree with the Bank the maximum amount of the consolidated borrowings of the Borrower for the year 2009 specifying the maximum amount of borrowings portfolio and the maximum rate for such borrowings;

5.1.12. on a monthly basis no later than 10 business days upon expiration of each month to provide the information on loan portfolio of the Borrower specifying the amount of indebtedness, terms of repayments, interest rate, granted security;

5.1.13. to notify the Bank on a quarterly basis of any and all settlement and other accounts opened in other banks in the territory of the Russian Federation during the term of the Agreement, and to communicate information about the account balances and turnover;

5.1.14. in the event of opening of accounts in other banks in the territory of the Russian Federation, within 30 calendar days from the date of account opening to grant to the Bank the right to directly debit such accounts and use the respective proceeds to repay the debt under the Agreement;

5.1.15. to appoint a representative as a member of the Directors of the Borrower for the entire term of this Agreement within 3 months of the date of execution of this Agreement;

5.1.16. to ensure the introduction of the amendments to the charter of the Borrower on the unanimous decisions of the Directors of the Borrower on the questions described in paragraph 5.1.11 of this Agreement within 3 months from the date of the execution of this Agreement;

5.1.17. in case of default of the Borrower provided for by paragraph 5.2.3 of this Agreement, if such default is continuing within *** business days, the Borrower within *** business days from the moment of occurrence of such default shall provide the guarantee of OJSC “Alfa-Bank” (in accordance with the Bank’s form) in favour of the Bank covering ***% of the difference between the amount outstanding under this Agreement and the market value of the Shares for the period of the latest of the dates provided for by paragraph 3.1 of this Agreement. For each event of default under this clause the Borrower undertakes to provide a new guarantee;

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

5.1.18. ***.

5.2. The Borrower undertakes to ensure:

5.2.1. the prior written agreement between the Guarantor and the Bank on the decision of the Guarantor on disposal or potential disposal of shares in the charter capital of the Borrower owned thereby;

5.2.2. the obtaining of a preliminary written agreement of the Bank to a transfer of the business and assets of the Borrower to the balance sheet of a company acceptable to the Bank and registered under the jurisdiction of the Russian Federation;

5.2.3. the maintenance within the whole term of this Agreement the ratio of not lower than *** between the amount of the Borrower’s indebtedness (in relation to the Loan and Interests) under this Agreement to the market value of the Shares.

For the purposes of this clause market value of the Shares shall be determined as follows:

(1) The price of an ADR (American depositary receipt) comprising the Shares shall be determined as the arithmetic average of the prices on the closing of ADR as of the data of New York Stock Exchange for the period of last ten trading days of the relevant calendar month (including the last trading day of the relevant calendar month).

(2) The price of an ordinary share comprising the Shares is determined as the price of an ADR calculated in accordance with paragraph (1) and multiplied by twenty (20).

The Bank will notify the Borrower by way of the letter of the facsimile connection on the occurrence of event of failure by the Borrower to comply with the ratio of not lower than *** between the amount of the Borrower’s indebtedness under this Agreement and the market value of the Shares not later than the next business day after the occurrence of such an event. Failure to receive by the Borrower such notification from the Bank as well as failure by the Bank to notify the Borrower on the occurrence of the specified event shall not discharge the Borrower from the obligation to maintain the ratio provided for by this clause of the Agreement.

5.3. The Borrower hereby waives any right to offsetting any counterclaims and/or withholdings in respect of funds to be paid by the Borrower to the Bank.

Article 6. Enforcement of the Borrower’s Obligations under the Agreement.

6.1. Performance of the Borrower’s obligations under the Agreement shall be secured by:

•	the guarantee of the Guarantor, executed in the form of a respective guarantee agreement,

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

•	the pledge of the Shares executed in the form of a respective share pledge agreement between the Bank and the Borrower.

Article 7. Default by the Borrower on its Obligations under the Agreement. Actions of the Bank.

7.1. An event of default or failure by the Borrower to property perform its obligations under the Agreement shall be deemed arisen if any of the following circumstances:

7.1.1. any of the Borrower / the Pledgors / the Guarantor fails to perform any of the obligations provided for by the existing agreements with the Bank, and such failure is not remedied within ten (10) business days from the date of default under such obligations;

7.1.2. the Bank fails to received from the Borrower, in full or in part, any of the payments due to the Bank under the Agreement;

7.1.3. any event occurs as provided for in clauses 5.1.3 and 5.1.17 of the Agreement.

7.2. Upon the occurrence of any event of default or failure by the Borrower to property perform its obligations under the Agreement as provided for in Article 7 (7.1.) of the Agreement, the Bank shall be entitled to declare the whole outstanding amount of the Loan and Interest thereon immediately due and payable, or exercise its right provided for in Article 3 (3.4.) of the Agreement, and apply to the court for recovery by enforcement of the Loan and the Interest. An outstanding amount of the Loan and Interest shall be allocated by the Bank to the account of overdue loans from the date on which the Loan and the Interest is declared immediately due and payable.

7.3. Upon the occurrence of any event of default by the Borrower under any additional obligations, as provided for in Article 5 of the Agreement (other than any obligation related to the delivery of financial statements and any obligation provided for by clauses 5.2.3 and 5.1.17 of this Agreement), the Bank shall charge a penalty in the amount of *** US Dollars for each defaulted obligation, and the Borrower agrees to pay the above penalty.

7.4. In the event of failure by the Bank to receive, in full or in part, any of the payments due to the Bank under the Agreement within the deadline established by the Agreement, the Bank shall allocate any outstanding amount of the Loan and/or Interest unpaid by the Borrower to the account of overdue loans from the dates determined in accordance with Article 3 (3.1.) and 4 (4.3.) of the Agreement.

From the date of allocation of the overdue amount of the Loan to the account of overdue loans (the “Overdue Debt under Loan”), the Bank shall charge a penalty under the Loan in the amount of *** percent per annum. From the date of allocation of the overdue Interest to the account of overdue interests (the “Overdue Interest”), the Bank shall, in addition, charge a penalty on the Overdue Interest in the amount of *** percent per annum.

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

The Borrower hereby undertakes to pay to the Bank the above penalties. Any money paid to discharge such penalty may be directly debited by the Bank from the Borrower’s accounts opened with the Bank.

Any failure by the Bank to apply any sanctions against the Borrower and/or failure to exercise any other rights available to the Bank under this Agreement in no circumstances may be treated by the Parties as a waiver by the Bank to apply such sanctions or waiver to exercise the respective rights in the future, provided that any grounds for occurrence of the respective rights of the Bank or for the application of sanctions have not ceased to exist or eliminated at that time.

Article 8. Accounting of Operations under the Agreement.

8.1. To ensure accounting of operations under the Agreement the Bank shall open a loan account in US Dollars in the name of the Borrower for the purposes of Loan accounting.

In the event of occurrence of the Overdue Debt under Loan and/or Overdue Interest, the Bank shall open the following accounts in the name of the Borrower:

•	a loan account in US Dollars for the purposes of accounting the Overdue Debt under Loan;

•	an account in US Dollars for the purposes of accounting the Overdue Interest.

8.2. The Bank will open a loan account for the purposes of Loan accounting upon the receipt from the Borrower of the following documents:

•	a notarized copy of the Certificate of registration of the Borrower with a tax authority;

•	a notarized signature card containing simple signatures of persons authorized to sign settlement and financial documents on behalf of the Borrower, with the impression of the Borrower’s seal.

8.3. The Bank shall send account extracts in respect of all accounts specified in clause 8.1 of this Agreement to the Borrower as soon as transactions on loan accounts are made to the Borrower at the following address: 119435, Moscow, Savinskaya emb., 11 or by fax (with a confirmation of transmission generated by the fax machine) at (495) 981-44-48.

If the Bank receives no written objections within ten (10) business days from the date of sending such account extracts to the Borrower such extracts shall be deemed to be confirmed.

Article 9. General Provisions

9.1. The relations between the Parties hereunder shall be regulated by the laws of the Russian Federation.

Any disputes, disagreements or claims arising from or in connection with this Agreement including those concerning its performance, violation, termination or invalidity shall be resolved in the Arbitration Court of the City of Moscow.

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

9.2. This Agreement may not be early terminated unilaterally, i.e. without the written consent of both Parties.

9.3. This Agreement shall enter into force as of the date when it is signed by the Parties and shall continue in force until any and all obligations of the Parties hereunder have been performed in full.

9.4. Any amendments to this Agreement shall only be valid if made in writing (in the form of an amendment to this Agreement, or by way of exchange of letters) and signed by authorized signatories of the Parties.

9.5. All the amendments and additions to this Agreement and all the provided documents and the correspondence shall be made in Russian or be accompanied with the duly certified translation into the Russian language. The documents and their copies made outside the Russian Federation shall be duly certified, translated into Russian and be duly legalised or apostilled.

This Agreement is made in two (2) original counterparts having equal legal force, one for each of the Parties.

Addresses and Bank Details of the Parties.

Vnesheconombank	Eco Telecom Limited

9, Prospekt Akademika Sakharova, GSP-6, 107996

ID Taxpayer Number 7750004150, Tax Registration
Reason Code (KPP) 775001001

Primary State Registration Number (OGRN)
10444110000102

Correspondent Account No. ***

with the Operations Department (OPERU) of the
Moscow Main Branch (GTU) of the Bank of Russia

10/8, International Commercial Centre, Casemates Square, Gibraltar Current USD Account No. *** with Vnesheconombank

On behalf of Vnesheconombank	On Behalf of the Borrower

Deputy Chairman of Vnesheconombank	The Director

/s/ A.B. Ballo	/s/ M.G. Kushnareva
A.B. Ballo	M.G. Kushnareva